EXHIBIT 99.1

[LOGO OF ENTRUST]

Press Release

FOR IMMEDIATE RELEASE

Entrust Announces Preliminary First Quarter Financial Results

DALLAS—APRIL 3, 2003—Entrust, Inc. [Nasdaq: ENTU], a world leader in securing digital identities and information, today announced preliminary financial results for its fiscal quarter ended March 31, 2003.

The first quarter revenue is expected to range from approximately $21.5 million to $21.9 million, calculated in accordance with generally accepted accounting principles (GAAP). The first quarter net loss, in accordance with GAAP, is expected to be in the range of approximately $5.0 million to $5.4 million, or approximately $0.08 per share. The first quarter pro forma loss applicable to common shares (note “a” below) is expected to be approximately $0.07 per share, based on a pro forma loss in the range of approximately $4.4 million to $4.8 million.

“In the first 2 months of the quarter, we executed in accordance with our plan. However, the war in Iraq, coupled with a softer global economic environment, negatively impacted our closure rate in March,” said Bill Conner, Entrust chairman, president and chief executive officer. “We remain positive on the security segment, our respective product leadership position and our ability to prudently manage expenses in this difficult environment.”

Management believes that the presentation of pro forma information is useful to investors because such information excludes accounting charges (whether one-time or amortized over time) associated with the Company’s past acquisitions, and gives investors insight into the profitability of the Company’s operating business. Management also believes that the presentation of pro forma results is consistent with its past practice, as well as industry practice in general, and will enable investors and analysts to compare the current pro forma results with pro forma results from prior periods and with pro forma results from others in the industry.

Entrust will provide complete first quarter financial results on its regularly scheduled conference call on April 22, 2003.

Entrust will host a live teleconference and Webcast on Friday, April 4, at 8:00 a.m. ET, featuring Chairman and CEO Bill Conner and CFO David Thompson discussing Entrust’s Q1 preliminary results. The conference call is available by dialing 1-800-814-4860. Conference audio will also be available live via Webcast at a direct link at http://webevents.broadcast.com/cnw/entrust20030404 or through http://www.entrust.com/investor/calendar.htm. Please log on about 15 minutes prior to the call in order to register, download and install any necessary audio software. The Webcast will be accessible for 90 days at the above Internet addresses.

For those unable to attend the teleconference call, an audio replay will be available beginning at 10:00 a.m. ET, Friday, April 4, through Friday, April 11, at 11:59 p.m. ET. The North American replay number is 877-289-8525 and the International replay number is 416-640-1917. Both numbers have a passcode of 246689#.

This press release contains forward-looking statements relating to Entrust’s projected revenue range, net loss range, net loss per share, pro forma loss range and pro forma loss per share for the first quarter of 2003, and such statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are unforeseen operating expenses, issues associated with revenue recognition, issues raised in connection with the review of quarterly financial results, and the risk factors detailed from time to time in Entrust’s periodic reports and registration statements filed with the Securities and Exchange Commission, including without limitation Entrust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002. While Entrust may elect to update forward-looking statements in the future, Entrust specifically disclaims any obligation to do so, even if its estimates change.

About Entrust

Entrust, Inc. [Nasdaq: ENTU] is a world leader in securing digital identities and information, enabling businesses and governments to transform the way they conduct online transactions and manage relationships with customers, partners and employees. Entrust’s solutions promote a proactive approach to security that provides accountability and privacy to online transactions and information. Over 1,200 enterprises and government agencies in more than 50 countries use Entrust’s portfolio of security software solutions that integrate into the broad range of applications organizations use today to leverage the Internet and enterprise networks. For more information, please visit http://www.entrust.com.

Note (a): Pro-forma earnings (loss) applicable to common shares is defined as reported net earnings applicable to common shares before “Acquisition Related Costs” (the amortization of purchased product rights resulting from a previous acquisition of $284 thousand) and provisions for income taxes adjusted to an effective tax rate of zero on losses (approximately $280 thousand).

Entrust is a registered trademark of Entrust, Inc. in the United States and other countries. In Canada, Entrust is a registered trademark of Entrust Technologies Limited. All Entrust product names are trademarks of Entrust. All other company and product names are trademarks or registered trademarks of their respective owners.

Investor Contact:	Media Contact:

David Rockvam	Kenneth Kracmer
Investor Relations	Media Relations
972-713-5824	972-713-5922
david.rockvam@entrust.com	kenneth.kracmer@entrust.com

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